Exhibit 99.1

IMMEDIATE RELEASE	May 1, 2006

Propex Fabrics Inc. Announces Plant Consolidation

Chattanooga, Tennessee, May 1, 2006 – Propex Fabrics Inc. committed on April 25th to a plan to restructure and consolidate its United States needlepunch nonwoven manufacturing activities to optimize the efficiency of its overall operations and improve profitability. This restructuring will result in the closure of its Seneca, South Carolina plant and the relocation of these manufacturing activities and certain manufacturing assets to its Ringgold, Georgia plant. This plant consolidation will create at the Ringgold plant one of the largest needlepunch nonwoven manufacturing facilities in the United States and a facility with improved efficiencies and profitability over the present situation.

As part of this consolidation, the Company plans to close its Seneca facility; this plant closure and relocation process will begin in July 2006 and is expected to be completed around year-end 2006. The Company expects to relocate a small number of the Seneca plant’s approximately 125 employees to the Ringgold facility. The Company estimates incurring approximately $7.0 million of future cash restructuring costs primarily related to employee severance and equipment relocation and an additional approximately $6.0 million of non-cash impairment charges related to the write-off of excess equipment which will not be relocated. The Company forecasts annual cost reduction benefits of $7.0-8.0 million from this restructuring project once completed.

Propex is the world’s largest independent producer of primary and secondary carpetbacking, and a leading manufacturing and marketer of woven and nonwoven polypropylene fabrics and fibers used in geotextile and a variety of other industrial applications.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These include statements regarding the timing and expected costs of the restructuring activities. Actual results could differ materially from those contemplated by such forward-looking statements as a result of any number of factors and uncertainties, many of which are beyond the control of Propex. Important factors that could cause actual results to differ materially from those in such forward-looking statements are enumerated in Propex’s periodic reports filed with the Securities and Exchange Commission. Undue reliance should not be placed upon any forward-looking statements, and Propex undertakes no obligation to update those statements.